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 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594
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                            P R E S S   R E L E A S E

                 CONTACT                                 RELEASE
           Karen M. L. Whelan                            Immediately
        Phone:    (804) 359-9311
        Fax:      (804) 254-3594
        Email:    investor@universalleaf.com

      Universal Corporation Names John B. Adams, Jr. to Board of Directors
                     Richmond, VA o May 1, 2003 / PRNEWSWIRE

         Henry H. Harrell, Chairman of the Board of Directors of Universal Corporation, today announced the election of John B. Adams, Jr. to Universal's Board of Directors. Mr. Adams is President and Chief Executive Officer as well as a director of A. Smith Bowman Distillery, Inc. in Fredericksburg, Virginia. Mr. Adams has been with A. Smith Bowman Distillery, Inc. for more than 30 years.

         Mr. Adams holds a J.D. from Washington & Lee University School of Law and a B.A. degree from Virginia Military Institute and has served as a captain in the U. S. Army. He has a history of leadership in the community and of service as a director of a diverse group of companies, trade associations, and business leadership councils. He served on the boards of Dominion Resources and its subsidiary, Virginia Power, and The Fauquier Bank. In addition, he has served on the board of the National Association of Manufacturers and was chairman of the Virginia Manufacturers Association and Virginia Free.

         Mr. Harrell noted, "Mr. Adams has extensive knowledge of manufacturing organizations and a strong record of business leadership and community service. We look forward to having the benefit of his experience and knowledge in his role as a member of Universal Corporation's Board of Directors."

         Universal Corporation (NYSE: UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 2002, were approximately $2.5 billion. For more information, visit Universal's web site at www.universalcorp.com.